Exhibit 99.1

Rimage Reports Improved Fourth Quarter Sales and Earnings

New Business Strategy Outlined

Minneapolis, MN—March 3, 2010—Rimage Corporation (Nasdaq: RIMG) today reported operating results for the fourth quarter of 2009 ended December 31.

•     Sales totaled $22,686,000, an increase of 9% from $20,749,000 in the fourth quarter of 2008.

•     Operating income totaled $2,885,000, up 60% from $1,806,000 in the year-earlier period, reflecting the significantly higher gross margin recorded in the fourth quarter of 2009.

•     Net income came to $2,228,000 or $0.23 per diluted share, up 30% from $1,712,000 or $0.18 per diluted share in the fourth quarter of 2008.

•     Reflecting the cash-generating ability of Rimage’s business, cash and investments rose to  $110,125,000 at December 31, 2009, from $107,323,000 at September 30, 2009, and $95,402,000 at the beginning of the year.

Sherman L. Black, president and chief executive officer, commented: “We are generally pleased with Rimage’s improved fourth quarter operating results, which were attained despite the continued impact of the weak global economy on the capital spending decisions of our customers. Our fourth quarter revenue was paced by a nearly 26% increase in sales of our high-end Producer disc publishing hardware, which included an $800,000 order shipped to the Department of Justice for our new video surveillance data archiving system. As a result of continued product improvements that have reduced service-related costs, in addition to the shift in our sales mix toward Producer hardware, Rimage’s gross margin rose to 51% in the fourth quarter from 39% in the year-earlier period.”

He continued: “We have developed a comprehensive strategy for transforming Rimage into a higher-performing business by bolstering our management team; strengthening our core disc publishing business; generating new revenue streams by developing total solutions that leverage our core capabilities; and identifying and investing in future opportunities in adjacent markets. Going forward, we will incur higher expenses related to the implementation of our growth strategy, including increases in our head count and other costs. We also anticipate a short-term sales disruption as we institute changes in our distribution channel and other aspects of our operations. While these factors will affect our first quarter performance, we believe our operating results will start benefiting from our transformation initiatives as they gain greater traction as the year progresses. In addition, the recently introduced Professional 5400N and 3400 disc publishing systems will be a key contributor to our 2010 plan. The compact and fully integrated footprints, functionality and attractive pricing of these systems position them for retail and a range of other applications. In all, it is our goal to reverse the decline in sales and earnings that Rimage has posted over the past two years.”

Black added: “We view 2010 as only a first step in a multi-year program toward transforming Rimage into a higher-performing company. Today, we are investing not only in 2010 but, more importantly, in 2011 and beyond, which makes us optimistic about Rimage’s future. We also want to emphasize that throughout our investment process, we will be prudent stewards of our shareholders’ money and remain committed to safeguarding Rimage’s strong financial condition.”

The process of transforming Rimage into a growing and increasingly profitable business consists of several elements:

Strengthening Rimage’s Management Team

We have significantly strengthened our management team with the addition of leading technologists and marketing executives. Samir Mittal, a Ph.D. in mechanical engineering, became senior vice president and chief technology officer in September, responsible for evaluating potential new technologies and products, in addition to managing Rimage’s R&D organization. In December, Christopher A. Wells joined us as vice president of marketing and strategy to build an advanced strategic marketing function. Then, in February 2010, we hired P.D. Mathur, a Ph.D in electrical engineering, as vice president, technology, responsible for developing new technology solutions.

Strengthening Rimage’s Core Business

•      Distribution: In January 2010, we announced that we will cease using distributors in our largest markets, including the U.S., Germany and the U.K. In their place, we are expanding our sales force, while continuing to serve customers through value-added resellers (VARs). Eliminating this layer of distribution, which will take effect in the second quarter, will remove cost from our sales system. Equally important, we will move closer to our customers and VARs, allowing us to gain insights into satisfying unmet needs with our current and potential new products.

•      Product Offerings: We will reduce our hardware offerings from 27 to a more manageable 13 during the coming year. The eliminated products, which were not sufficiently differentiated to justify their manufacturing and selling costs, added to the complexity of the selling efforts of our sales force and VARs. Streamlining our product offerings also will strengthen our supply chain efficiencies.

•      Consumable Supplies: Based on our conviction that consumable supplies represent a significant opportunity for Rimage, we are developing a web commerce system for our consumables business to promote greater customer convenience, strengthen selling efficiencies and generate enhanced profitability. In addition to providing us with better visibility into consumption models and customer needs, our WebShop will give us the opportunity to increase sales of optical media by leveraging our large customer base for printer ribbons/cartridges. At the same time, our VAR partners will be able to purchase a complete range of products, including systems and consumable supplies, through a separate Web portal.

•      Global Service: To capture the full revenue potential of our worldwide service capability, we have simplified our service offerings, with the goal of increasing the attach rates of service contracts on system sales. In addition we have modified our internal sales and VAR incentive programs to drive focus on this opportunity.

Generating New Revenue Streams in 2010

The disc publishing market is gradually maturing due to inevitable technology substitution. For this reason, we are focused on generating new revenue streams by transitioning from our historic function as a hardware supplier into a provider of total solutions that leverages Rimage’s unique disc publishing platform with growing levels of software functionality.

•      Video Surveillance Solution

Our first solutions-based initiative is the video surveillance data archiving system that was ordered by the Department of Justice in the fourth quarter of 2009. Developed in partnership with a major provider of surveillance software, this solution enables users to collect, archive and publish video surveillance data. We expect to engage other federal, state and corporate customers in 2010 as important new features are added to this solution.

•      Digital Forensics Solution

We also are developing a solution in the field of digital forensics by leveraging our disc publishing platform to collect and process information stored on optical media found at crime scenes. By significantly automating disc handling, imaging and information processing, this solution will result in rapid turnaround times, as well as increased accuracy in tracing and authenticating evidence. We expect this solution to be available in the first half of 2010.

•      Medical Opportunities in China

We see substantial opportunity for our solutions approach in China and other developing economies, particularly in the field of medical imaging. Hospitals and clinics in China have not converted the output of CT, MRI and other imaging modalities to discs, but instead continue to rely upon analog film. The benefits of digital output, including lower cost and convenience, have been proven over the past few years by our success at penetrating North American and European hospitals and clinics. We expect to finalize plans for deploying a complete digital publishing solution for medical imaging in China in the first half of 2010 and recognize initial revenues from this undertaking during the second half of the year.

Beyond 2010

Rimage has benefited from an established sales channel, over 20,000 installations, a global footprint, a strong digital publishing brand and strategic relationships. However, Rimage must expand its solution level offerings to take advantage of adjacent market opportunities. In addition, we believe future growth opportunities will require investments beyond the realm of physical distribution of data, which has been Rimage’s traditional business. We intend to leverage our existing market position, strong financial position and R&D efforts to develop new solution-based growth opportunities.

About Rimage

Rimage Corporation is the world’s leading provider of digital publishing systems that businesses and organizations use to quickly and easily produce CDs, DVDs and Blu-ray discs with customized content and durable color or monochrome disc labeling. Our systems integrate software, robotics and surface label printers into a complete disc publishing solution. Major markets for Rimage’s disc publishing systems currently include retail, medical and government.

Statements regarding Rimage’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

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For additional information, contact
Robert M. Wolf, CFO Rimage Corporation 952/944-8144	Richard G. Cinquina Equity Market Partners 904/415-1415

Conference Call and Replay

Rimage Corporation will review its fourth quarter operating results in a conference call at 10:00 AM Eastern today. Investors can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference will be available at 303-590-3030 with 4243173 conference ID through March 10. In addition, the webcast of the conference call will be archived in the investor relations section of Rimage’s web site.

RIMAGE CORPORATION

Selected Consolidated Financial Information

(In thousands except per share data)

(Unaudited)

Consolidated Statements of Income Information:

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008

Revenues	$22,686	$20,749	$83,227	$91,394
Cost of revenues	11,203	12,654	42,894	51,731
Gross profit	11,483	8,095	40,333	39,663
Operating expenses:
Research and development	2,153	1,160	7,143	5,251
Selling, general and administrative	6,445	5,129	21,944	22,664
Total operating expenses	8,598	6,289	29,087	27,915
Operating income	2,885	1,806	11,246	11,748
Other income, net	223	631	1,866	2,711
Income before income taxes	3,108	2,437	13,112	14,459
Income tax expense	880	725	4,617	5,028
Net income	2,228	1,712	8,495	9,431

Net income per basic share	$0.24	$0.19	$.91	$.99

Net income per diluted share	$0.23	$0.18	$.89	$.97
Basic weighted average shares outstanding	9,403	9,342	9,374	9,559
Diluted weighted average shares outstanding	9,586	9,447	9,507	9,729

Consolidated Balance Sheet Information:

	Balance as of
	December 31, 2009	December 31, 2008

Cash and marketable securities	$101,088	$54,755
Receivables	13,732	11,099
Inventories	4,123	5,625
Total current assets	120,760	74,151
Property and equipment, net	7,855	6,183
Marketable securities – non-current	9,037	40,647
Total assets	140,282	123,456
Current liabilities	17,589	12,010
Long-term liabilities	2,744	2,398
Stockholders’ equity	119,949	109,048